Exhibit 10.1

SUMMARY OF

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

The Stereotaxis, Inc. Non-Employee Director Compensation program effective January 1, 2017:

Annual Awards of Restricted Share Units (“RSUs”)                    Number of Shares

Annual award to each director	60,000 RSUs

All equity awards to directors will be issued under the Stereotaxis, Inc. 2012 Stock Incentive Plan.

Annual equity awards will be made in two equal installments on the first business day of January and the first business day of July in each calendar year, paid in arrears and pro-rated according to the length of time served as a director.

The RSUs will vest on the earliest to occur of (i) the fifth anniversary of the date of the award, (ii) the date on which the service of the director on the board of directors terminates, or (iii) a Change of Control of the Company. Notwithstanding the foregoing, directors receiving an award of RSUs may elect to receive the RSUs pursuant to an alternate vesting schedule under which the RSUs will vest immediately but will be subject to a one year limit on trading, provided that such an election is made in the year preceding the year in which the RSUs are earned. With respect to awards granted for 2017 services, the Company shall select the applicable vesting schedule. The Company has selected that Directors who joined the Company board prior to January 1, 2016 shall receive shares subject to the alternate vesting schedule.

Notwithstanding anything in this Program to the contrary, this program and each award is intended to comply with the requirements imposed by Internal Revenue Code Section 409A. If any program provision or award would result in the imposition of an additional tax under Section 409A of the Code, the Company and the director intend that the program provision or award will be reformed to avoid imposition, to the extent possible, of the applicable tax and no action taken to comply with Section 409A of the Code shall be deemed to adversely affect the director’s rights to an award. The director further agrees that the Company, in the exercise of its sole discretion and without the consent of the Director, may amend or modify an award in any manner and delay the payment of any amounts payable pursuant to an award to the minimum extent necessary to meet the requirements of Section 409A of the Code as the Company deems appropriate or desirable. Notwithstanding anything in the program, an award, or any other agreement (written or oral) to the contrary, if the director is a “specified employee” (within the meaning of Code Section 409A) on the date of separation from service, any payments made with respect to such separation from service under any award will be delayed to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code, and such payments or benefits will be paid or distributed to the director during the five-day period commencing on the expiration of the six-month period measured from the date of the director’s separation from service. Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code, all payments so deferred will be paid to the director in a lump sum payment without interest. Any remaining payments and benefits due under an award will be paid as otherwise provided in the award.